Exhibit 99.1

Cherokee International Reports Third Quarter Sales Growth of 21% over Prior Year

    TUSTIN, Calif.--(BUSINESS WIRE)--Oct. 27, 2004--Cherokee International Corp. (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced financial results for its third quarter ended September 30, 2004.
    Net sales for the third quarter of 2004 increased 21% to $36.4 million, compared to $30.1 million for the same quarter in 2003. Net income for the third quarter of 2004 totaled $1.7 million, or $0.09 per diluted share, representing a $4.1 million improvement when compared to a net loss of $2.4 million, or $1.11 per diluted share, for the third quarter a year ago.
    Results for the third quarter of 2004 included $0.2 million of stock compensation expense in connection with the retirement of Pat Patel, Cherokee's former chairman. In addition, the provision for income taxes for this year's third quarter includes $0.3 million of additional expense relating to an increase in the company's estimated effective tax rate for 2004 from 16.6% to 20.5%, largely due to shifts in the geographical mix of income for the year.
    Third quarter revenue growth over the prior year was driven by increased demand across a broad base of programs. New programs with new customers, along with increased account penetration with existing customers, have each contributed to this year's solid sales growth.
    During the third quarter, the company experienced continued weakness in demand from one of its largest customers, resulting in sales to this customer declining sequentially from the second quarter by $4.0 million. This was partially offset by increased revenues from other customer programs, including revenues from new design wins awarded during 2003 and 2004.
    "We are very pleased with the results we achieved for the third quarter and nine months, when compared to the same periods in 2003," commented Jeffrey M. Frank, Cherokee's chief executive officer. "With the increase in business from new customers, we are significantly diversifying our customer base for 2005 and beyond."
    For the third quarter of 2004, gross margin was 27.3%, compared to 30.6% for the third quarter of last year. Operating income for the quarter was $3.1 million, or 8.6% of sales, compared to operating income of $2.8 million, or 9.3% of sales, a year ago.
    The decrease in gross margin resulted primarily from a different revenue mix during the third quarter of 2004. This mix included programs with higher material content than the year-earlier period, as well as an increase in revenues from new programs which typically have higher material and labor costs in the early stages of production.
    For the nine months ended September 30, 2004, net sales increased 42% to $111.8 million, compared to $78.8 million for the same period in 2003. Gross margin was 30.6% for the nine months ended September 30, 2004, compared to 28.0% for the same period last year. Net income for the most recent nine months grew to $8.2 million, or $0.50 per diluted share, compared to a net loss of $12.1 million, or $5.76 per diluted share, for the comparable period in 2003. The net loss for the nine months in 2003 included a special charge of $4.5 million for restructuring costs associated with the company's operations in Europe.
    Looking ahead to the fourth quarter of 2004, the company expects sales to remain essentially flat with the third quarter.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5 p.m. EDT (2 p.m. PDT) to discuss the quarter in more detail.
    This conference call will be webcast live and can be accessed from the investor relations section on Cherokee's Web site at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's Web site immediately following the call.
    Investors who prefer to dial into the conference may call 800-510-0219 or 617-614-3451 for international callers. The passcode for both is 95426322. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the United States is 888-286-8010, and 617-801-6888 for international callers. Passcode for the telephone replay is 85423570. The telephone replay will be available through November 3, 2004.

    About Cherokee International

    Cherokee International Corp. designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. The company's advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the company's significant customers or in customer capacity generally, (3) changes in the company's sales mix to lower margin products, (4) increased competition in the company's industry, (5) disruptions of the company's established supply channels, (6) the company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the company's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-110723). Except as required by law, the company undertakes no obligation to update any forward-looking statements even though the company's situation may change in the future.


                     CHEROKEE INTERNATIONAL CORP.
           Condensed Consolidated Statements of Operations
              (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                               Three Months Ended   Nine Months Ended
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2004     2003      2004      2003

Net sales                       $36,375  $30,130  $111,829   $78,820
Cost of sales                    26,434   20,914    77,613    56,720
    Gross profit                  9,941    9,216    34,216    22,100
Operating Expenses:
    Engineering and development   2,462    2,148     7,128     6,410
    Selling and marketing         1,945    1,686     5,775     4,489
    General and administrative    2,180    1,764     6,281     5,074
    Stock compensation expense      227      823       227       823
    Restructuring costs             ---      ---       ---     4,474
    Total operating expenses      6,814    6,421    19,411    21,270
    Operating income              3,127    2,795    14,805       830

Interest expense                   (713)  (4,439)   (4,509)  (12,687)
Other income, net                    93      294        40       848
Income (loss) before income
 taxes                            2,507   (1,350)   10,336   (11,009)
Provision for income taxes          818    1,054     2,118     1,122
Net income (loss)                $1,689  $(2,404)   $8,218  $(12,131)

Income (loss) per share:
    Basic                         $0.09   $(1.11)    $0.51    $(5.76)
    Diluted                       $0.09   $(1.11)    $0.50    $(5.76)

Weighted average shares outstanding:
    Basic                        19,182    2,167    15,970     2,105
    Diluted                      19,463    2,167    18,397     2,105



                     CHEROKEE INTERNATIONAL CORP.
                Condensed Consolidated Balance Sheets
                            (In Thousands)
                             (Unaudited)

                                                  Sept. 30, Dec. 31,
                                                    2004      2003
 ASSETS

 Current Assets:
 Cash and short-term investments                   $16,574    $4,978
 Accounts receivable, net                           28,344    25,579
 Inventories                                        27,985    24,932
 Prepaid expenses and other current assets           2,225     1,842
     Total current assets                           75,128    57,331
 Property and equipment, net                        13,562    12,781
 Goodwill and other assets, net                      7,657     7,103
                                                   $96,347   $77,215

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities          $27,394   $29,163
 Revolving lines of credit                             ---     6,132
 Current portion of long-term debt                     ---     2,562
 Current portion of capital lease obligations          182       848
     Total current liabilities                      27,576    38,705
 Long-term debt, net of current portion             46,630   162,893
 Other long-term obligations                         3,920     5,585
 Stockholders' equity (deficit)                     18,221  (129,968)
                                                   $96,347   $77,215


    CONTACT: Cherokee International Corp.
             Van Holland, 714-508-2043
             van@cherokeellc.com
             or
             Investor Relations, 714-508-2088
             info@cherokeellc.com